COMMISSION SCHEDULE

PrinFlex Life Policies Issued by Principal Mutual Life Insurance Company

1.   First Year and Renewal Commissions

                                First Year                Renewals
                         percentage of Premium     Percentage of ALL Premium
                         ---------------------   ----------------------------
                            1st Policy Year             Policy Years
                                                       2nd and later
     ------------------------------------------------------------------------
     Premium received            50%
     up to the target
     premium                                                 2%

     Premium received             4
     above the target
     premium

2.   Service Fees

     A service fee of 2% will be paid on all premium received beyond the first year.

3.   Flex Variable Life Target Premiums (Annual per $1,000 face amount)

     Age*     Male    Female         Age*      Male     Female
     0        3.08     2.60           44       13.59    11.36
     1        3.10     2.62           45       14.31    11.93
     2        3.16     2.68           46       15.08    12.53
     3        3.21     2.73           47       15.90    13.16
     4        3.24     2.76           48       16.77    13.83
     5        3.28     2.80           49       17.70    14.54
     6        3.31     2.83           50       18.68    15.30
     7        3.42     2.92           51       19.74    16.10
     8        3.51     2.99           52       20.86    16.94
     9        3.60     3.07           53       22.05    17.85
     10       3.68     3.15           54       23.32    18.80
     11       3.82     3.22           55       24.67    19.82
     12       4.03     3.43           56       26.11    20.90
     13       4.15     3.55           57       27.65    22.05
     14       4.28     3.62           58       29.30    23.29
     15       4.40     3.75           59       31.05    24.62
     16       4.51     3.86           60       32.93    26.06
     17       4.60     3.94           61       34.94    27.60
     18       4.72     4.06           62       37.10    29.26
     19       4.85     4.13           63       39.40    31.06
     20       4.99     4.27           64       41.86    32.97
     21       5.08     4.36           65       44.48    35.02
     22       5.24     4.52           66       47.29    37.21
     23       5.36     4.60           67       50.30    39.58
     24       5.42     4.66           68       53.52    42.14
     25       5.50     4.74           69       56.98    44.93
     26       5.74     4.94           70       60.71    47.98
     27       5.99     5.16           71       64.73    51.30
     28       6.26     5.39           72       69.02    54.93
     29       6.54     5.63           73       73.62    58.86
     30       6.85     5.89           74       78.48    63.12
     31       7.17     6.16           75       83.65    67.71
     32       7.51     6.44           76       91.26    75.72
     33       7.87     6.74           77       97.89    82.52
     34       8.26     7.06           78      104.84    89.87
     35       8.66     7.40           79      112.34    98.02
     36       9.10     7.76           80      120.62   107.28
     37       9.55     8.13           81      129.90   117.93
     38      10.03     8.53           82      140.37   130.21
     39      10.54     8.94           83      151.98   144.06
     40      11.09     9.38           84      164.50   159.33
     41      11.66     9.83           85      177.65   175.84
     42      12.26    10.32
     43      12.91    10.82

* Last Birthday.

4.   Commissions on Increases in Face Amount

     When a face amount increase occurs on an existing PrinFlex Life Policy, commissions in addition to those outlined above may be payable.

     An increase will be defined as a face amount increase. We will compare the increased face amount of the policy against the highest policy face amount over the latest three year period to determine if there is a policy face amount increase during the current year.

     A 50% commission will be paid on premium received during the first 12 months following the date of a face amount increase that is greater than the premium level on which a high (50%) first year commission rate was previously paid. The maximum premium on which a high (50%) first year commission rate is paid will be limited to the total planned periodic premium amount of the policy after a face amount increase has occurred.

5.   Persistency-Production Bonus

     Both short-term and long-term persistency bonuses are payable on PrinFlex premium received according to the provisions of the Bonus Plans section of the Agent/Broker Commission Schedules then in effect. The amount of the bonus payments will depend on the amount of total life insurance premium in force, the persistency percentage, and the policy year.

     Payments may range from 0% to 5.25% of the premium in the first three policy years and from 0% to 2.0% in subsequent policy years.

6.   Other

     Renewal commissions payable after the termination of the Registered Representative's agreement will be governed by the Representative's insurance marketing contract in force at the time of the sale, as permitted by law.